Exhibit 99.1

Contact:	Flow Investor Relations 253-813-3286

FLOW APPOINTS THERESA SIGNORINI TREAT

VICE PRESIDENT HUMAN RESOURCES

KENT, Wash., December 18, 2006 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, today announced the appointment of Theresa Signorini Treat to the position of Vice President Human Resources. Ms. Treat will report directly to Stephen Light, Flow’s President and Chief Executive Officer. Based in Flow’s Kent, Washington headquarters, Ms. Treat will be responsible for all matters related to the Company’s global organizational growth and development required to facilitate Flow’s achievement of its strategic plans.

“Flow has experienced a period of unprecedented expansion as increasing numbers of customers around the world recognize the productivity gains available through implementation of our waterjet technology,” said Stephen Light. “This rapid expansion creates an opportunity for us to upgrade the capabilities of our personnel throughout the Company as we train existing teams, and as we recruit and develop the required additional personnel. I am delighted we’ve been able to attract a person of Theresa’s accomplishments and energy to help lead this expansion. Her background in identifying and attracting high performing talent to the organizations she’s served will have a rapid positive impact on our processes and resources.”

Prior to joining Flow, Ms. Treat was Vice President of Human Resources at Cutter & Buck, Inc., and has more than 20 years of experience in human resources, serving at Onvia, Inc., Pointshare, Inc., Nextlink Communications, and Horizon Airlines. She also served as a labor negotiator for employees in the state of Alaska from 1983 to 1990. Ms. Treat has a master’s degree in labor and industrial relations and a bachelor’s degree in industrial and organizational psychology, both from the University of Illinois.

Ms. Treat replaces Rick Nicholson who has left the Company.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements include, but are not limited to the expected impact of Ms. Treat’s background on the Company. These statements are only predictions, and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2006 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this letter.